Exhibit 8.1

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, New York 10036-6522

November 14, 2011

BankUnited, Inc.

14817 Oak Lane

Miami Lakes, FL 33016

Re:               Registration Statement on Form S-4 of BankUnited, Inc.

Ladies and Gentlemen:

We have acted as special counsel to BankUnited, Inc., a Delaware corporation (the “Company”), in connection with the preparation of a registration statement on Form S-4 (File No. 333-175530) (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”).  The Registration Statement relates to the issuance and sale by the Company of up to 1,838,013 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), upon the consummation of the merger (the “Merger”) of a to-be-formed wholly-owned subsidiary of the Company with and into Herald National Bank, a national banking association (“Herald”), pursuant to a Merger Agreement, dated as of June 2, 2011, by and between the Company and Herald, as amended by Amendment No. 1 to the Merger Agreement, dated as of October 28, 2011 (as so amended, the “Merger Agreement”).  Subject to certain approvals and conditions, the Merger Agreement provides that Herald will be merged with and into BankUnited, the Company’s wholly-owned banking subsidiary, at the end of August 2012 (the “Subsequent Merger” and, together with the Merger, the “Integrated Mergers”).

In connection with this opinion, we have examined such documents as we have deemed appropriate, including (1) the Registration Statement, (2) the Merger Agreement and (3) such other documents as we have deemed necessary or appropriate to enable us to render the opinion below.  In addition, we have relied upon statements and representations as to facts of officers and other representatives of the Company and Herald and others, and we have assumed that such statements and representations are and will continue to be correct without regard to any qualification as to knowledge or belief.

For purposes of our opinion, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified, conformed, or photostatic copies, and the authenticity of the originals of such latter documents.  In making our examination of documents executed, or to be executed, we have assumed that such parties had, or will have, the power, corporate or other, to enter into and perform all obligations thereunder.

In rendering our opinion, we have considered applicable provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder, pertinent judicial authorities, published opinions and administrative pronouncements of the Internal Revenue Service (the “IRS”) and other applicable authorities, and income tax treaties to which the United States is a party, all as in effect and available on the date of the Registration Statement and all of which are subject to change or differing interpretations, possibly with retroactive effect.  A change in any of the authorities upon which our advice is based could affect our conclusions herein.  There can be no assurance, moreover, that our opinion will be accepted by the IRS or, if challenged, by a court.  In addition, any material changes to the documents referred to above could affect our conclusions herein.

Based upon and subject to the foregoing, and subject to the limitations, qualifications, exceptions and assumptions set forth herein and in the Registration Statement under “Material U.S. Federal Income Tax Consequences of the Merger”, we are of the opinion that under current law:

•                                                      assuming the Subsequent Merger occurs as contemplated by Merger Agreement and the Registration Statement, the Integrated Mergers will be treated, together, as a reorganization within the meaning of Section 368(a) of the Code, with the U.S. federal income tax consequences to holders of Herald stock as described under “Material U.S. Federal Income Tax Consequences of the Merger—U.S. Federal Income Tax Consequences if the Merger and the Subsequent Merger are Treated as a Single Integrated Transaction”; and

•                                                      if the Subsequent Merger fails to occur, the U.S. federal income tax consequences of the Merger to holders of Herald stock will be as described under “Material U.S. Federal Income Tax Consequences of the Merger—U.S. Federal Income Tax Consequences if the Subsequent Merger Fails to Occur”.

Except as set forth above, we express no opinion to any party as to any tax consequences, whether federal, state, local or foreign, of the transaction described in the

Registration Statement, any transaction related thereto, or of ownership of the Common Stock.

This opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise our opinion to reflect any legal developments or factual matters arising subsequent to the date hereof or the impact of any information, document, certificate, record, statement, representation or assumption relied upon herein that becomes incorrect or untrue.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to each reference to us and the discussions of advice provided by us under the headings “Material U.S. Federal Income Tax Consequences of the Merger” and “Legal Matters” in the Registration Statement.  In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP